Exhibit 99.2

CONSENT OF HOVDE GROUP, LLC

We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Special Committee of the Board of Directors of BBX Capital Corporation included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement on Form S-4 and to all references to our firm in such proxy statement-prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Hovde Group, LLC

Hovde Group, LLC

August 23, 2016